Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-154252, 333-222513, 333-228789, 333-231489, 333-238218, 333-264877, and 333-266791) and Registration Statement on Form S-3 (333-270606) included in this Annual Report on Form 10-K of Veru Inc. (the “Company”) relating to the consolidated balance sheet of the Company as of September 30, 2025 and 2024 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. Our report contains an explanatory paragraph regarding substantial doubt about the Company's ability to continue as a going concern.

/s/ Cherry Bekaert LLP

Atlanta, Georgia

December 17, 2025